SUPPLEMENT TO PROSPECTUS
DATED NOVEMBER 12, 1999
500 SHARES OF KEYSTONE PROPERTY TRUST
COMMON STOCK $0.001 PAR VALUE

REGISTRATION NO. 333-77627

     On October 1, 2003 Joseph R. Nicolla converted 56,136 OP Units into Common Shares on a 1:1 basis. On December 5, 2003 Joseph R. Nicolla donated 500 Common Shares to Christian Brothers Academy.

     Because the selling shareholders may sell or otherwise transfer less than all of their securities pursuant to the above-referenced Prospectus and otherwise and because we are not obligated to exchange common or preferred units into common shares, we cannot estimate the number and percentage of common shares that may be held by each selling shareholder after his offering.

     The above-referenced Prospectus is hereby supplemented to update the table of selling security holders as follows:

SHARES OWNED
BEFORE OFFERING (1)

			REGISTERED
NAME	NUMBER	PERCENTAGE	SHARES

Joseph R. Nicolla	55,636	*	55,636

Christian Brothers Academy	500	*	500

*	Less than 1%

(1)	This assumes that all OP Units held by the selling security holders are converted into Common Shares on a 1:1 basis and that no OP Units or Common Shares issued upon conversion thereof have been sold by the selling security holders.

The date of this Prospectus Supplement is January 6, 2004